UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549



                                   FORM 8-K



                                CURRENT REPORT



                      Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934



                       Date of Report: October 14, 2005
                       (Date of earliest event reported)



                          QUEST RESOURCE CORPORATION
            (Exact name of registrant as specified in its charter)



          Nevada                0-17371            88-0182808
     (State or other          (Commission       (I.R.S. Employer
       jurisdiction           File Number)       Identification
   of incorporation or                              Number)
      organization)


                        9520 North May Ave., Suite 300
                         Oklahoma City, Oklahoma 73120
         (Address of principal executive offices, including zip code)



                                (405) 488-1304
             (Registrant's telephone number, including area code)

Item 1.01.  Entry into a Material Definitive Agreement.

      Please see the disclosures below under Item 7.01, "Regulation FD Disclosure."

Item 1.02.  Termination of a Material Definitive Agreement.

      Please see the disclosures below under Item 7.01, "Regulation FD Disclosure."

Item 2.02.  Results of Operations and Financial Condition.

      Please see the disclosures below under Item 7.01, "Regulation FD Disclosure."

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

      Please see the disclosures below under Item 7.01, "Regulation FD Disclosure."

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

      Please see the disclosures below under Item 7.01, "Regulation FD Disclosure."

Item 7.01.  Regulation FD Disclosure.

                              OPERATIONAL UPDATE

Cautionary Statement Concerning Forward-Looking Statements:

      Various statements made herein, including those that express a belief, expectation, or intention, as well as those that are not statements of historical fact, are forward-looking statements. These include such matters as:

     o projections and estimates concerning the timing and success of specific projects;
     o    financial position;
     o    business strategy;
     o    budgets;
     o    amount, nature and timing of capital expenditures;
     o    drilling of wells;
     o    acquisition and development of natural gas and oil properties;
     o    timing and amount of future production of natural gas and oil;
     o    operating costs and other expenses;
     o estimated future net revenues from natural gas and oil reserves and the present value thereof;
     o    cash flow and anticipated liquidity; and
     o    other plans and objectives for future operations.

      When we use the words "believe," "intend," "expect," "may," "will," "should," "anticipate," "could," "estimate," "plan," "predict," "project," or their negatives, or other similar expressions, the statements which include those words are usually forward-looking statements. When we describe strategy that involves risks or uncertainties, we are making forward-looking statements. The forward-looking statements in this report speak only as of the date of this report; we disclaim any obligation to update these statements unless required by securities law, and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks, contingencies and uncertainties relate to, among other matters, the following:

          o    our ability to implement our business strategy;
          o the extent of our success in discovering, developing and producing reserves, including the risks inherent in exploration and development drilling, well completion and other development activities;
          o fluctuations in the commodity prices for natural gas and crude oil;
          o engineering and mechanical or technological difficulties with operational equipment, in well completions and workovers, and in drilling new wells;
          o    land issues;
          o the effects of government regulation and permitting and other legal requirements;
          o    labor problems;
          o    environmental related problems;
          o the uncertainty inherent in estimating future natural gas and oil production or reserves;

          o    production variances from expectations;
          o the substantial capital expenditures required for construction of pipelines and the drilling of wells and the related need to fund such capital requirements through commercial banks and/or public securities markets;
          o disruptions, capacity constraints in or other limitations on our pipeline systems;
          o costs associated with perfecting title for natural gas rights in some of our properties;
          o    the need to develop and replace reserves;
          o    competition;
          o    dependence upon key personnel;
          o    the lack of liquidity of our equity securities;
          o    operating hazards attendant to the natural gas and oil business;
          o down-hole drilling and completion risks that are generally not recoverable from third parties or insurance;
          o potential mechanical failure or under-performance of significant wells;
          o    climatic conditions;
          o    natural disasters;
          o    acts of terrorism;
          o    availability and cost of material and equipment;
          o    delays in anticipated start-up dates;
          o    our ability to find and retain skilled personnel;
          o    availability of capital;
          o    the strength and financial resources of our competitors; and
          o    general economic conditions.

Operational Overview

      For the period from January 1, 2004 through June 30, 2005, we drilled 491 new gas wells (gross) and connected 368 new gas wells (gross) into our gas gathering pipeline network. In addition, during this time period we constructed approximately 224 miles of additional pipeline to gather gas and water from the new wells. At June 30, 2005, we had an interest in 994 natural gas and 29 oil wells (gross) and natural gas and oil leases on approximately 488,058 net acres.

      Since June 30, 2005, we have not drilled any new wells, we have completed 2 wells that had been previously drilled and completed the recompletion of 48 wells. For the 30 days ended October 10, 2005, our average daily production volume was 27.2 mmcf/d net (37.8 mmcf/d gross).

      As of July 1, 2005, we had 140.7 Bcfe of net proved reserves with a PV-10 value of $382.9 million. Our reserves are approximately 99% coal bed methane ("CBM") and 53% proved developed. We believe we are the largest producer of natural gas in the Cherokee Basin with an average net daily production of
24.9 mmcfe for the six month period ending June 30, 2005. Our reserves are long-lived with a reserve life index of 16.3 years.

      We own the development rights to 488,058 net CBM acres throughout the Cherokee Basin. To date we have developed 39% of our acreage. We presently operate about 1,000 producing wells. Our undeveloped acreage contains 1,862 CBM drilling locations. Of the approximately 1,000 CBM wells that have been drilled on our acreage to date, over 98% have been successful. None of our acreage or producing wells is associated with coal mining operations.

      In addition to our CBM reserves and acreage, we own and operate a gas gathering pipeline network of approximately 1,000 miles that serves our acreage position. Presently, this system has a maximum daily throughput of 70 mmcf/d and is operating at about 54% capacity. We transport 100% of our production through our gas gathering pipeline network to interstate pipeline delivery points. Approximately 10% of the current volumes transported on our pipeline system are for third parties. We have an inventory of 181 drilled CBM wells awaiting connection to our gas gathering system. It is our intention to focus on the development of CBM reserves that can be immediately served by our gathering system. In addition, we plan to continue to expand our gathering system to serve other areas of the Cherokee Basin where we intend to acquire additional CBM acreage for development.

Summary of Cherokee Basin Properties as of July 1, 2005



            Estimated Net Proved
            Reserves (Bcfe)                        140.7

            Percent Proved Developed (1)            53.3%

            Net Producing Wells                      994

            No. of Drill Sites
            Available                              1,862


            Net Developed Acres                  190,378

            Net Undeveloped Acres                297,680
                                                 -------

                Total Net Acres                  488,058
                                                 =======

            ------

            (1) We estimate the cost to fully develop our proved undeveloped and proved developed non-producing reserves excluding abandonment is $70.8 million.

Cherokee Basin CBM Production

      The Cherokee Basin is located in southeastern Kansas and northeastern Oklahoma. We develop our CBM reserves in the Cherokee Basin on 160 acre spacing. Our wells generally reach total depth in 1.5 days and cost approximately $85,000 to drill and complete. Additionally, infrastructure costs are currently estimated to be approximately $66,000 per well. We perforate and frac the multiple coal seams present in each well. Our typical Cherokee Basin multi-seam CBM well has gross reserves of 160 mmcf. Our general production profile for a CBM well averages an initial 15-20 mcf/d
(net), steadily rising for the first 8 months while water is pumped off and the formation pressure is lowered. A period of relatively flat production of 55-60 mcf/d (net) follows the initial de-watering period for a period of 8-10 months. After 16 to 18 months, production begins to decline at an annual rate of 12-14%. The standard economic life is about 14 years. Our completed wells rely on very basic industry technology and are mechanically unchallenging.

      Our development activities in the Cherokee Basin also include an active program to recomplete CBM wells that produce from a single coal seam to wells that produce from multiple coal seams. We began our well recompletions in November 2004. To date, we have recompleted approximately 134 wellbores in Kansas and an additional 47 in Oklahoma. Presently, we have an additional 125 wells awaiting recompletion to multi-seam producers. The recompletion strategy is to add 4-5 additional pay zones to each wellbore, in a two stage process at an average cost of $10,000 per well. Adding new zones to a well has a brief negative effect on production by first taking the well offline to perform the work and then by introducing a second de-watering phase of the newly completed formations. However, in the long term, the impact of the multi-seam recompletions will be positive as a result of an increase in the rate of production and the ultimate recoverable reserves available per well.

      Wells are equipped with small pumping units to facilitate the de-watering of the producing coal seams. Generally, upon initial production,
a single coal seam will produce 50-60 bbls of water per day.   A multi-seam
completion produces about 150 bbls of water per day. Eventually, water production subsides to 30-50 bbls per day. Produced water is disposed through injection wells we drill into the underlying Arbuckle formation. One disposal well will generally handle the water produced from 25 producing wells.

Well and Pipeline Development

      Recent Drilling and Completion Activity (net wells) and Pipeline Miles

                                 Six Months Ended            12 Months Ended
                                  June 30, 2005             December 31, 2004
                                  -------------             -----------------

Wells Drilled                              25                      466

Wells Recompleted                         115                       18

Wells Connected                           204                      164

Pipeline Miles                             83                      141

                                 Six Months Ended            12 Months Ended
                                  June 30, 2005             December 31, 2004
                                  -------------             -----------------

Well Completion %                          98%                      98%

Total Capital Expenditures
- (in thousands)                       $20,532(1)              $55,713

(1)   Capital expenditures represent cash transactions.

      For the month of August, 2005, we were producing natural gas from approximately 1,000 wells (gross) at an average per well rate of 41.0 mmcf/d measured at the wellhead. Our average total daily natural gas sales (including pipeline-earned volume) for such period were approximately 27.2 mmcf/d. Capital expenditures incurred for the eight months ended August 31, 2005 were approximately $23.9 million for development of wells and pipeline infrastructure.

      We have continued our development of completing the connection of wells that were previously drilled during calendar year 2004 and the construction of supporting pipeline infrastructure. During the six months ended June 30, 2005, we drilled 25 new gas wells (gross), completed the connection of 204 gross wells and as of that date had 10 additional gas wells (gross) that we were in the process of completing and connecting to our gas gathering system. In order to connect these new wells to our pipeline network, we constructed approximately 83 miles of additional pipeline during the first six months of 2005 to gather gas and water from the new wells. As a result of the restrictions on drilling new wells in our existing credit facilities, we have also been focused on recompletions of existing wells (consisting of opening up production of additional gas from different depths), which management anticipates will in the long term increase overall natural gas production. However, the recompletion program may in the short term negatively affect natural gas production as natural gas wells are taken off line for the recompletions and then undergo a period of "dewatering" after they are reconnected.

      The following table sets forth certain information regarding our ownership of productive wells and total acreage, as of June 30, 2005, December 31, 2004 and May 31, 2004 and 2003. For purposes of this table, productive wells are: wells currently in production, wells capable of production, and new wells in the process of completion.


                                      PRODUCTIVE WELL                                    LEASEHOLD ACREAGE
                   --------------------------------------------------------------------------------------------------------
                      Natural Gas           Oil            Total           Developed         Undeveloped      Total Leased
                   ---------------- ----------------- --------------- ----------------- ----------------- -----------------
                     Gross    Net     Gross     Net     Gross    Net     Gross     Net      Gross    Net      Gross     Net
                   -------- ------- --------- ------- --------------- --------- ------- ----------------- --------- -------

As of May 31,
   2003..........      227   213.8       31     29.9      258   243.7    37,088   35,954   78,716   76,748   115,804  112,702
   2004..........      678   660.4       29     27.9      707   688.3   229,080  214,145  436,079  333,993   665,159  548,138
Dec. 31, 2004....      795   774.3       29     27.9      824   802.2   311,941  291,318  205,230  187,884   517,171  479,202
June 30, 2005....      994     974       29     27.9    1,023   1,002   316,390  292,901  198,189  195,157   514,579  488,058



      During the seven month transition period ended December 31, 2004 and the six months ended June 30, 2005, we drilled 330 gross (320 net) new wells and 25 gross (24 net) new wells, respectively, on our properties, the majority of which were natural gas wells. The wells drilled have been evaluated and were included in the July 1, 2005 reserve report. Of the additional wells drilled and evaluated during the transition period, eleven wells were deemed to be temporarily abandoned. The oil well count remains constant as we are focusing on adding natural gas reserves. During the seven month transition period ended December 31, 2004, we continued to lease additional acreage in certain core development areas of the Cherokee Basin.

Natural Gas and Oil Reserves

      The following table summarizes the reserve estimate and analysis of net proved reserves of natural gas and oil as of July 1, 2005, December 31, 2004 and May 31, 2004 and 2003, in accordance with SEC guidelines. The data for the periods listed was prepared by the oil engineering firm Cawley, Gillespie & Associates, Inc. in Ft. Worth, Texas. The present value of estimated future net revenues from these reserves was calculated on a non-escalated price basis discounted at 10% per year. The Devon property acquisition during the fiscal year ended May 31, 2004 more than tripled the estimated proved reserves over the previous year. The acquisition of natural gas reserves from the Perkins/Willhite acquisition, effective May 31, 2003 is estimated to have increased our reserves shown below for fiscal year 2003 by approximately 13%. Although we have proved undeveloped oil reserves, they are insignificant, so no effort was made to calculate such reserves as of July 1, 2005, December 31, 2004, May 31, 2004 and May 31, 2003. Our estimated proved reserves have not been filed with or included in reports to any federal agency, except for the SEC, during the six months ended June 30, 2005, the transition period ended December 31, 2004 and the fiscal years ended May 31, 2004 and 2003.


                                                                                            As of
                                                               As of                       May 31,
                                           As of            December 31,      -----------------------------------
                                        July 1, 2005            2004               2004                2003
                                       ---------------     ---------------    ----------------    ---------------
Proved Developed Gas Reserves
    (mcf)............................      74,822,850          81,467,300          62,558,900         14,016,064
Proved Undeveloped Gas Reserves
    (mcf)............................      65,652,520          68,376,600          71,017,300         14,254,570
Total Proved Gas Reserves
    (mcf)............................     140,475,300         149,843,900         133,576,200         28,270,634
Proved Developed Oil Reserves
    (bbl)............................          36,099              47,834              57,105             43,083
Proved Undeveloped Oil Reserves
    (bbl)............................               -                   -                   -                  -
Total Proved Oil Reserves
    (bbl)............................          36,099              47,834              57,105             43,083
Future Cash Flows Before Income
    Taxes............................    $586,908,500        $611,106,300        $482,745,600        $95,572,500



                                                                              As of July 1, 2005
                                                                      -----------------------------------
                                                                             Bcfe         % of total
                                                                      ----------------  -----------------

           Estimated Net Proved Reserves - PDP........................       50.9            36.0 %

           Estimated Net Proved Reserves - PDNP (1)...................       24.1            17.2 %

           Estimated Net Proved Reserves - PUD (1)....................       65.7            46.8 %
                                                                      ------------      -----------

           Estimated Net Proved Reserves - Totals (1).................      140.7           100.0 %
                                                                      ===========       ===========


           Net Producing Wells........................................      1,000

           No. of Proved, Undeveloped Drill Sites Available...........      1,862

----------------

(1) We estimate the cost to fully develop our proved undeveloped reserves, excluding abandonment is $70.8 million.

Production Marketing - Basis Differential.

      Our natural gas is sold pursuant to the Southern Star index that was $0.61 per mcf less as compared to the NYMEX index for calendar year 2004. Excluding the month of December 2004 which experienced a higher than normal basis differential, calendar year 2004 averaged $0.50 per mcf. For the eight months ended August 31, 2005, the Southern Star index on average was $0.55 less than the NYMEX. The months of September and October 2005 experienced significant increases in the index spreads and the nine and ten month averages for 2005 were $0.75 and $1.02 per mcf, respectively. This increase was due to effects from the hurricane that impacted the Gulf Coast region of the United States. The derivative liability at June 30, 2005 was $42.4 million and with the increases described above, the derivative liability at September 30, 2005 was $86.6 million.

Credit Agreement Restrictions

      Due to restrictions in our existing credit agreement with UBS AG, Stamford Branch, as administrative agent (the "UBS Credit Agreement"), we are unable to drill any additional wells until gross daily production is at least 43 mmcf/d for 20 of the last 30 days prior to the date of drilling, after which time we may drill up to 150 new wells prior to December 31, 2005 as long as the ending inventory of wells-in-progress as of the end of any month does not exceed 250. As of October 10, 2005, our average gross daily production for the 20 highest days out of the last 30 days was approximately
37.8 mmcf/d. While this is a significant improvement over our average daily gross rate of production of 31.2 mmcf/d for the month of January 2005, it is not yet high enough to allow us to begin drilling new wells due to the current restrictions in the UBS Credit Agreement. At this time we are not able to predict when our production will increase sufficiently to allow us to recommence drilling operations under the terms of the UBS Credit Agreement. We are currently focused on recompletions for the remainder of calendar year 2005 using the resources generated by our operations in order to increase our daily production (subject to compliance with the limitations contained in the UBS Credit Agreement). However, upon the consummation of the recapitalization described below, we intend to replace the UBS Credit Agreement and we will no longer be limited by such covenants, since our new credit facilities will not have these restrictions.

Capital Expenditure Budget

      If the recapitalization is completed on the terms currently being contemplated by us, we plan to drill approximately 2,000 new wells over the next three years. Based on the currently anticipate terms of the recapitalization, we would have approximately $115 million of cash and available borrowing capacity to re-commence our drilling program upon completion of the recapitalization.

      The current inventory of undeveloped acreage is expected to yield more than 1,862 additional natural gas well drilling sites. The development of these additional wells should result in significant growth in natural gas production, revenues, and net income. Management believes that the proximity of our 1,000 mile pipeline network to these drilling sites will enable us to quickly develop new producing wells on many of our un-drilled properties. However, no assurance can be given that we will be able to achieve our anticipated rate of growth or that adequate sources of capital will be available. Although we believe that after the recapitalization we will have adequate resources to support our future development plans for the next three years, no assurance can be given that we will be able to obtain additional funding sufficient to support all of our development plans or that such funding will be on terms favorable to us.

      Subject to the consummation of the recapitalization of the company, and our ability to obtain additional funding sufficient to support all of our development plans, our estimated 2005 capital expenditures and 2006 and 2007 capital expenditures budget is as follows:


    Capital                             2004                   2005                     2006                  2007
    Expenditures (1)                 (Actual)(2)            (Estimate)                (Budget)         (Projected Budget)
                                                          (in thousands)
    Wells                              $  26,693               $  22,279               $  54,668              $  61,223
    Pipelines                             20,433                   9,875                  40,676                 54,174
    Leasehold                              2,630                   1,843                   5,000                  3,200
    Other                                  5,957 (3)               1,814                   1,500                  1,500
                                    ------------            ------------             -----------             ----------
    Total Capital                      $  55,713               $  35,811               $ 101,844              $ 120,097
    Expenditure                     ============            ============             ===========             ==========

   --------------

  (1) 2005, 2006 and 2007 capital expenditures are subject to completion of the recapitalization transactions described herein.
  (2) Unaudited.
  (3) Includes acquisition of Consolidated Oil Well Services, Inc. totaling $4.1 million in 2004.

      Subject to the consummation of the recapitalization of the company, and our ability to obtain additional funding sufficient to support all of our development plans, our estimated 2005, 2006 and 2007 production volumes are as follows:


                                                      2005 E        2006 E         2007 E
                                                      ------        ------         ------

                 Sales Volume, net Bcf                9.4           15.7           28.2

                 Sales Volume Growth                  9%            67%            80%

                 Volumes Hedged, net Bcf              8.5           7.4            3.7

                 Percent Hedged                       90%           47%            13%


      Assuming we are able to consummation of the proposed recapitalization, we intend to use our anticipated 2006 capital expenditures to execute our business plan in the following manner:

          o achieve and sustain an average monthly total of at least 50 new CBM wells drilled per month;
          o begin leasing approximately 160,000 acres of land over the next two years in the Cherokee Basin that should provide us with an additional 1,000 CBM drilling locations;
          o expand our gas gathering system to serve our newly acquired acreage and to connect new CBM wells we have drilled to the system; and
          o continue the process of recompleting single seam CBM wells to multi-seam producing wells.

                   PROPOSED RECAPITALIZATION OF THE COMPANY

      As discussed above, the restrictions in the UBS Credit Agreement have resulted in our company not being able to drill any additional wells. In addition, we believe that the terms of ArcLight's investment in Quest
Cherokee have hindered our ability to raise significant amounts of additional equity capital. As a result, our board of directors is pursuing a recapitalization of our company that would involve (i) a 2.5 to 1 reverse stock split of our common stock and a proportionate reduction of the number of authorized shares of our common stock to 380 million; (ii) the purchase of all the Class A equity interest in Quest Cherokee owned by ArcLight Energy Partners Fund I, L.P., through its wholly-owned subsidiary Cherokee Energy Partners, LLC ("ArcLight"), and the repayment of all indebtedness owed to ArcLight and (iii) new credit facilities to replace the existing UBS Credit Agreement. We currently expect that our proposed recapitalization will be funded in part with up to $215 million of gross proceeds from the sale of our common equity in a private transaction. Our board believes that the recapitalization will have the following positive effects:

          o the recapitalization will significantly improve our chances to access the equity capital markets and pursue our growth strategy;
          o we will be able to recommence our drilling program by eliminating the restrictions in the UBS Credit Agreement and by obtaining additional liquidity;
          o our board of directors will have complete control of our operations; and
          o the buy-out of ArcLight's investment in Quest Cherokee and the elimination of ArcLight's preferred return on its Class A equity interest in Quest Cherokee will significantly reduce our cost of capital and increase the value of our common stock.

      The proposed recapitalization is subject to a number of important contingencies and closing conditions and no assurance can be given that the proposed recapitalization will occur or that it will be completed on the terms described in this report. The following is a more detailed description of the proposed recapitalization.

Reverse Stock Split

      As of the date hereof, our authorized common stock consists of 950,000,000 shares, par value $0.001 per share, of which 16,995,549 shares are issued and outstanding. Our board of directors has approved a 2.5 to 1 reverse stock split of our common stock and a proportionate reduction of the number of authorized shares of common stock to 380,000,000, which will be effective as of October 31, 2005. No fractional shares will be issued in connection with the reverse stock split. Instead, our transfer agent will aggregate all fractional shares and arrange for them to be sold as soon as practicable after the effective date of the reverse stock split at the then prevailing prices on the open market, on behalf of those stockholders who would otherwise be entitled to receive a fractional share.

      In addition, our board of directors will propose to the stockholders at the next stockholders' meeting an amendment to our articles of incorporation to decrease the number of shares of our authorized common stock to 200,000,000. Prior to such stockholders' meeting, we will not issue shares of our common stock in an amount that would cause our outstanding shares of common stock to exceed 200,000,000.

Buy-Out of ArcLight Investment in Quest Cherokee

      ArcLight owns all of the Class A equity interest in Quest Cherokee, our principal operating subsidiary. We own all of the Class B equity interest indirectly through several of our wholly-owned subsidiaries. In addition, Quest Cherokee owes ArcLight approximately $83.9 million in principal and interest pursuant to promissory notes issued by Quest Cherokee. Simultaneously with the closing of the transactions described herein with respect to our recapitalization, Quest Cherokee intends to repay in full the $83.9 million in principal and interest owed to ArcLight and to pay ArcLight an additional $26.1 million to purchase all of the Class A equity interest in Quest Cherokee. After giving effect to these transactions, Quest Cherokee would be a wholly-owned subsidiary of our company.

      The buy-out of ArcLight described above, will be accomplished as follows:

          o we will contribute approximately $110 million to our subsidiaries that own the Class B equity interest in Quest Cherokee;
          o these subsidiaries will use approximately $26.1 million of this amount to purchase all of the Class A equity interest from ArcLight in the same percentages in which they own the Class B equity interest (and after giving effect to these purchases, Quest Cherokee will be an indirect wholly-owned subsidiary of our company); and
          o these subsidiaries will contribute the remaining $83.9 million to Quest Cherokee, which will repay in full the principal and interest owed to ArcLight.

      Currently, Quest Cherokee's board of managers must approve all major decisions regarding Quest Cherokee. The board of managers consists of four members, two of which are appointed by us and two of which are appointed by ArcLight. In general, the vote of all the managers is required to approve any matter voted on by the managers. If there is a conflict of interest, then the managers with the conflict of interest will not be entitled to vote on the matter. The vote of a majority of each of the Class A units and Class B units is required to approve any matter submitted to a vote of the members. As a result of these voting provisions, we do not currently have the ability to control all of the decisions with respect to the operation of Quest
Cherokee.

      In addition, at the time of the formation of Quest Cherokee, ArcLight preferred for the oil and gas leases and pipeline assets to be transferred to Quest Cherokee and Bluestem Pipeline, LLC ("Bluestem Pipeline") but for the employees and equipment to be consolidated into Quest Energy Service, Inc., another of our wholly-owned subsidiaries. Our wholly-owned subsidiary Quest Energy Service entered into an operating and management agreement with Quest Cherokee to manage the day to day operations of Quest Cherokee in exchange for a monthly manager's fee of $292,000 plus the reimbursement of costs associated with field employees, first level supervisors, exploration, development and operation of the properties and certain other direct charges. Effective April 30, 2005, the manager's fee was increased to $345,000 per month. As a result of our acquisition of ArcLight's Class A equity interest in connection with our recapitalization, as described herein, the Quest Cherokee board of managers will be eliminated and the Quest Cherokee management agreement will be terminated, with the result that all decisions regarding our operations will be made by our board of directors and executive officers.

Refinancing of Credit Facilities

      Due to the restrictions on our ability to drill any new wells and lack of liquidity provided by the UBS Credit Agreement, we have entered into negotiations with certain lenders to obtain new credit facilities that will replace the UBS Credit Agreement (the "New Credit Facilities"). We and Quest Cherokee expect to enter into the New Credit Facilities, consisting of a syndicated five year senior secured first lien $100 million revolving credit facility that initially will have $65 million of availability as of the closing of the recapitalization transactions described herein (the "New Revolving Loan") and a syndicated six year $120 million senior secured second lien term loan facility that will be fully drawn at the closing of the recapitalization transactions described herein (the "New Term Loan").

      The New Credit Facilities remain subject to negotiation and the execution and delivery of definitive documentation. We currently anticipate that the material terms of the New Credit Facilities will be as follows; however, the actual terms may differ from those described herein.

      The borrowing base under the New Revolving Loan will be redetermined by the lenders under the New Revolving Loan every 6 months, with the unanimous consent of the lenders required to increase the borrowing base and 66 2/3% the lenders required to decrease the borrowing base. We will pay a commitment fee equal to 50 basis points times the amount of the unused borrowing base. The lenders under the New Revolving Loan and we will each have a one-time right between each scheduled redetermination of the borrowing base to request a special redetermination of the borrowing base.

      We may draw down on the New Revolving Loan by means of Base Rate Loans or LIBOR Loans.

      Interest will accrue under the New Revolving Loan (i) for Base Rate Loans, at the ""base rate" established by the administrative agent under the New Revolving Loan, plus the applicable margin (between .75% and 1.0% based on utilization of the borrowing base), and (ii) for LIBOR Loans, at LIBOR plus the applicable margin (between 1.5% and 2.0% based on utilization of the borrowing base). We may select either a 1, 3 or 6 month interest period on LIBOR Loans. Interest will accrue on the New Term Loan at the rate of LIBOR plus 5.25% for at least the first six months. Thereafter, the rate will be decreased to LIBOR plus 4.50% if the ""total leverage ratio" (as defined in the New Term Loan) is less than 3.5 to 1.0. In the event of a default under either the New Term Loan or the New Revolving Loan, interest will accrue at the applicable rate, plus an additional 2.0% per annum.

      The New Revolving Loan will also contain a $5 million letter of credit facility. Outstanding letters of credit will decrease our availability under the New Revolving Loan.

      We will pay an arranging fee for the New Revolving Loan equal to 2.0% of the total availability under the New Revolving Loan at closing and 2.0% of the total principal amount of the New Term Loan. We will also pay an additional 2.0% arranging fee for any subsequent increase in the borrowing base under the New Revolving Loan. We will also pay an annual servicing fee to the administrative agents under the New Credit Facilities equal to $75,000.

      The New Term Loan may not be repaid for one year from the closing of the New Credit Agreement. Thereafter, if we repay the New Term Loan prior to the expiration of its term, we will pay a 3% premium in year 2 following the closing, and a 2% premium in year 3 following the closing, a 1% premium in year 4 following the closing. Thereafter, we may repay the New Term Loan at any time without any premium or prepayment penalty. The New Revolving Loan may be repaid prior to the expiration of its terms, without any premium or penalty, at any time.

      The New Term Loan will contain customary provisions for mandatory prepayments including, but not limited to, repayment from 100% of the net proceeds of asset sales subject, if there is no event of default, to a $5 million annual basket with such proceeds reinvested in fixed assets within 180 days, 100% of the net proceeds of debt (excluding permitted debt and borrowings under the New Revolving Loan) or preferred stock issuance, and 100% of the net proceeds of any casualty event subject, if there is no event of default, to a $10 million basket if such proceeds are reinvested in fixed assets within 180 days and the senior lenders have approved such use of proceeds. Mandatory prepayments, other than in connection with a change of control, have no prepayment penalties.

      The New Revolving Loan will be secured by a first priority mortgage, deed of trust and assignment of production on all of our oil and gas leases, a lien on the bank account containing the excess proceeds of the recapitalization transactions described herein, and the equity interests in Bluestem Pipeline and Quest Cherokee Oilfield Services. The New Term Loan will be secured by a second priority mortgage, deed of trust and assignment of production on all of our oil and gas leases, a lien on the bank account containing the excess proceeds of the recapitalization transactions described herein, and the equity interests in Bluestem Pipeline and Quest Cherokee Oilfield Services. Each of our subsidiaries will also guarantee the New Credit Facilities.

      We and Quest Cherokee will be required to make certain representations and warranties that are typical for credit agreements of this type. The New Credit Facilities will also contain affirmative and negative covenants that are typical for credit agreements of this type. The covenants in the New Credit Facilities will include, without limitation, performance of obligations under loan documentation; delivery of financial statements, other financial information and information required under the Patriot Act; delivery of notices of default, material litigation, certain dispositions and material adverse effect; operation of properties in accordance with diligent and prudent industry practice and in compliance with applicable laws; maintenance of satisfactory insurance; compliance with laws; inspection of books and properties; continued perfection of security interests in existing and subsequently acquired collateral; further assurances; payment of taxes and other preferred claims; compliance with environmental laws and delivery of notices related thereto; delivery of reserve reports; limitations on dividends and other distributions on, and redemptions and repurchases of, capital stock and other equity interests; limitations on liens; limitations on loans and investments; limitations on debt, guarantees and hedging arrangements; limitations on mergers, acquisitions and asset sales; limitations on transactions with affiliates; limitations on dissolution; limitations on changes in business conducted by us and our subsidiaries; and limitations on restrictions of subsidiaries to pay dividends or make distributions.

      The financial covenants under the New Credit Facilities will require that our:

          o Net Debt/EBITDA may not exceed 5.0 to 1.0 during 2006, 4.5 to 1.0 during 2007, and 4.0 to 1.0 during 2008;
          o EBITDA/Interest Expense must be greater than or equal to 2.25 to 1.0, beginning in 2006; and
          o Total Proved PV-10%/Net Debt may not be less than 1.25 to 1.0, beginning in 2006 with Total Proved PV-10% being calculated based on the average of three-year forward strip prices reported on the NYMEX as of any determination date, and using a 10% discount rate, as adjusted to give effect to commodity hedges. This last financial covenant will only apply to the New Term Loan.

      It is currently contemplated that all of our existing hedge agreements will be considered secured obligations under the New Credit Facilities.

      The closing of the New Credit Facilities is subject to the satisfaction of a number of conditions precedent that are typical for credit agreements of this type, including but not limited to, the completion of the lenders' due diligence and the completion of the recapitalization described herein.

              ELECTION OF OFFICERS AND DIRECTORS OF THE COMPANY;
                   CLASSIFICATION OF THE BOARD OF DIRECTORS

Election of President

      On October 14, 2005, our board of directors appointed Jerry D. Cash, our Chief Executive Officer, to fill the position of President that became vacant upon Mr. Douglas Lamb's resignation on October 7, 2005. Mr. Cash has been active in the oil and gas exploration and development business for over 20 years. Mr. Cash has been the Chairman of the Board since November 2002, when we acquired STP Cherokee, Inc. Mr. Cash has been Chief Executive Officer since September 2004. From November 2002 until September 2004, he was Co-Chief Executive Officer. From November 2002 until June 2004, he was Chief Financial Officer. From 1980 to 1986, Mr. Cash worked for Bodard & Hale Drilling Company while pursuing a petroleum engineering degree at Oklahoma State University. During this period, Mr. Cash drilled several hundred wells throughout Oklahoma. In 1987, Mr. Cash formed STP Cherokee and directed that company in the identification and realization of numerous oil, gas and CBM exploration projects until its sale to us in November, 2002. A long-time resident of Oklahoma, Mr. Cash maintains an active role in several charitable organizations.

Classification of our Board of Directors

      On October 13, 2005, our board of directors increased the number of directors on our board of directors from four to six. Under our articles of incorporation, when the board of directors consists of six or more directors, the board is required to be classified into three classes. The initial term of office of the Class 1 directors will be for a one-year term, the initial term of the Class 2 directors will be for a two-year term, and the initial term of the Class 3 directors will be for a three-year term. Following each initial term, each class of directors will serve for a term of three years and until their successors are elected and qualified. Because a third party will not be able to gain control of our board of directors through a proxy contest, this provision may have the effect of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors, without regard to whether consideration of such nominees might be harmful or beneficial to us or our stockholders.

Election of Directors

      On October 14, 2005, our board of directors elected the following persons to the board of directors to fill the vacancy created by the resignation of Mr. Lamb effective October 7, 2005 and to fill the two new positions created when the board voted to expand the size of the board of directors to six, as described above:

      Kevin R. White. Mr. White is a Certified Public Accountant and has 19 years of independent exploration experience with expertise in strategic planning, capital formation and investor relations, information technology and risk management. Mr. White served as a consultant for us from September
2003 until May 2004.   Prior to that, he was Executive VP Corporate
Development/Strategic Planning for Louis Dreyfus Natural Gas from 1990 to 2001 and spent seven years during the 1980s with Bogert Oil Company/Bogert Funds, Inc. as a Manager, Executive VP and Controller. Mr. White received a Master of Science in Accounting in 1980 and a B.S. in Accounting in 1979 from Oklahoma State University.

      Ronnie K. Irani. Mr. Irani is the Chief Executive Officer of RKI Exploration & Production, LLC. He has 26 years of extensive oil and gas experience. From 2001 to 2005, Mr. Irani was Senior Vice President and General Manager in charge of Dominion Resources, Inc.'s western U.S. business division. He joined Louis Dreyfus Natural Gas Corporation in 1991 as its Vice President of Engineering and Exploration until the company's 2001 merger with Dominion. Prior to that, he managed and directed Woods Petroleum Corporation's development drilling and acquisition projects. Mr. Irani serves on several oil and gas industry related boards, including the Oklahoma Independent Petroleum Association, the Oklahoma Energy Resources Board, and the Interstate Oil & Gas Compact Commission. Mr. Irani earned a B.S. from the University of Bombay, a bachelors and masters degree in Petroleum Engineering from the University of Oklahoma, and a masters degree in Business Administration from Oklahoma City University.

      Jon H. Rateau. Mr. Rateau is the Vice President of Business Development and Energy Management & Services of Alcoa Primary Metals, Energy Division and has been at Alcoa Primary Metals since 1996. Before that, Mr. Rateau held a number of managerial positions with National Steel Corporation from 1981 to 1996. He brings expertise in business acquisitions and divestitures, capital budgets and project management, and applied research of complex technology and processes. Mr. Rateau holds an M.B.A. from Michigan State University and received a B.S. in Industrial Engineering from West Virginia University.

      In connection with the election of the new directors, Mr. Garrison and Mr. Rateau were designated Class 1 directors, Mr. White and Mr. Irani were designated Class 2 directors and Mr. Cash and Mr. Kite were designated Class 3 directors.

                    COMPENSATION OF DIRECTORS AND OFFICERS

Directors' Fees

      Historically, our directors did not receive any compensation for serving as a director, although we did reimburse directors for expenses incurred in connection with attendance at meetings of the board of directors. In connection with the expansion of the size of the board of directors and the appointment of three new non-employee directors on October 13, 2005, the board of directors approved the following compensation for all of our non-employee directors:

          o    annual director fee of $20,000 per year;
          o $2,000 for each board meeting attended in person and $500 for each telephonic board meeting; and
          o a grant of an option for 50,000 shares of common stock (on a post-reverse stock split basis). Options for 10,000 shares will be immediately vested and the options for the remaining 40,000 shares will vest 10,000 per year over the next four years; provided that the director is still serving on the board of directors at the time of the vesting of the stock options.

      In connection with the expansion of the board of directors, we intend to increase the size of the existing audit committee from one to three members and to establish compensation and nominating committees consisting solely of independent directors. The board of directors has not yet determined the members of those committees or the amount of additional compensation, if any, to be paid to the members of these committees for their service on such committees.

Employment Agreements

      As of October 14, 2005, we entered into employment agreements with each of Mr. Cash and Mr. Grose. Mr. Cash's employment agreement will replace his existing employment agreement that expires November 7, 2005. Under the terms of the agreements, Mr. Cash will receive an annual salary of $400,000 and Mr. Grose will receive an annual salary of $275,000. It is anticipated that our compensation committee will establish a performance based bonus plan for our executive officers and certain senior managers and that Mr. Cash and Mr. Grose will participate in such plan. At this time, the amount of the target bonuses and the performance benchmarks have not been established. The term of each of the agreements will expire upon notice of termination delivered by either us or Mr. Cash or Mr. Grose, as applicable. Mr. Cash or Mr. Grose must provide us with 30 days prior notice of termination. We may terminate either Mr. Cash or Mr. Grose for cause without prior notice. If we terminate either Mr. Cash or Mr. Grose without cause, we must pay him severance pay equal to 12 months salary (to be paid in equal installments), provided that he does not compete with us during the time that he is receiving severance payments and signs a general release of claims in favor of us. The agreements require Mr. Cash and Mr. Grose to not disclose or use confidential information (except in the ordinary course of performing his duties for us). In cases of termination for cause or voluntary termination, Mr. Cash or Mr. Grose, as appropriate, may not solicit customers, business prospects or employees for a period of one year following his termination of employment. The agreements also prohibit Mr. Cash and Mr. Grose from engaging in any act which creates a conflict of interest with us.

The 2005 Omnibus Stock Award Plan

General

      We believe that equity compensation aligns the interests of management and employees with the interests of other shareholders. Accordingly, on October 14, 2005, our board of directors adopted the "2005 Omnibus Stock Award Plan" (the ""Omnibus Plan"). The Omnibus Plan provides for grants of non-qualified stock options, restricted shares, bonus shares, deferred shares, stock appreciation rights, performance units and performance shares. The objectives of the Omnibus Plan are to strengthen key employees' and nonemployee directors' commitment to our success, to stimulate key employees' and non-employee directors' efforts on our behalf and to help us attract new employees with the education, skills and experience we need and retain existing key employees.

      We intend to submit the Omnibus Plan to our stockholders for approval at our next annual meeting of stockholders. If the Omnibus Plan is not approved, no future awards will be made under the Omnibus Plan. The grant of options to the nonemployee directors referred to above and the October 2005 stock awards described below are not subject to stockholder approval.

Eligibility and Limits on Awards

      Any of our employees or any employee of our majority owned subsidiaries and our non-employee directors will be eligible to receive awards under the Omnibus Plan. Such eligible employees include our officers or officers of any majority owned subsidiary. As of October 14, 2005, there were five executive officers, approximately 200 employees other than executive officers and five non-employee directors who are eligible to receive awards. Except as described below under "October 2005 Stock Awards Under the 2005 Omnibus Stock Award Plan," no determination has been made as to which of our employees will receive grants under the Omnibus Plan, and, therefore, the benefits to be allocated to any individual or to any group of employees are not otherwise presently determinable.

      The Omnibus Plan places limits on the maximum amount of awards that may be granted to any employee in any five year period. Under the Omnibus Plan, no employee may receive awards of stock options, stock appreciation rights, restricted stock, bonus shares, performance units, performance shares or deferred shares that cover in the aggregate more than 500,000 shares in any five year period.

      Non-employee directors may not be granted awards that are incentive stock options.

Administration

      The Omnibus Plan will be administered by the board of directors or the Compensation Committee of the board of directors (the "Committee"). The board of directors or the Committee will select the eligible employees and non-employee directors to whom awards will be granted and will set the terms of such awards, including any performance goals applicable to annual and long-term incentive awards. The board of directors or the Committee has the authority to permit or require the deferral of payment of awards. The board of directors or the Committee may delegate its authority under the Omnibus Plan to our officers, subject to guidelines prescribed by the board of directors or the Committee, but only with respect to employees who are not subject to Section 16 of the Exchange Act or Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").

Shares Reserved for Awards

      The Omnibus Plan provides for up to 2.2 million shares of common stock to be used for awards. This represents approximately 10% of the common stock anticipated to be outstanding after the closing of the recapitalization transactions described herein. The shares may be newly issued shares and to the extent that any award under the Omnibus Plan is exercised, cashed out, terminates, expires or is forfeited without payment being made in the form of common stock, the shares subject to such award that were not so paid will again be available for distribution under the Omnibus Plan. However, any shares withheld for the purpose of satisfying any tax withholding obligation will be counted against the authorized limit and not be available for distributions. If a stock appreciation right award or a similar award based on the spread value of common stock is exercised, only the number of shares of common stock issued, if any, will be considered delivered for the purpose of determining availability of shares for delivery under the Omnibus Plan. Unless otherwise determined by the Committee, stock options may be exercised by payment in cash or tendering shares of common stock to us in full or partial payment of the exercise price.

      The number of shares of common stock authorized for awards is subject to adjustment for changes in capitalization, reorganizations, mergers, stock splits, and other corporate transactions as the board of directors or the Committee determines to require an equitable adjustment, including, for example the 2.5 to 1 reverse stock split that has been approved by our board of directors and which is a condition to the closing of the recapitalization transactions described herein. The Omnibus Plan will remain in effect until all the shares available have been used to pay awards, subject to the right of the board of directors to amend or terminate the Omnibus Plan at any time.

General Terms of Awards

      The board of directors or the Committee will select the grantees and set the term of each award, which may not be more than ten years. The board of directors or the Committee has the power to determine the terms of the awards granted, including the number of shares subject to each award, the form of consideration payable upon exercise, the period in which the award may be exercised after termination of employment, and all other matters. The exercise price of an option and the strike price of a stock appreciation right must be at least the fair market value of a share of common stock as of the grant date, unless the award is replacing an award granted by an entity that is acquired by us or one of our subsidiaries.

      The board of directors or the Committee will also set the vesting conditions of the award, except that vesting will be accelerated if, within one year after we undergo a "change of control," a grantee's employment or services is terminated by us or one of our majority owned subsidiaries other than for "cause" or the grantee terminates employment for a "good reason" (e.g., a material diminution in compensation or status or a required move of over 50 miles).

      Awards granted under the Omnibus Plan are not generally transferable by the grantee except in the event of the employee's death or unless otherwise required by law or provided in an award agreement. An award agreement may provide for the transfer of an award in limited circumstances to certain members of the grantee's family or a trust or trusts established for the benefit of such a family member. Any such transfer, if permitted under the award agreement, cannot be for consideration, other than nominal consideration. Other terms and conditions of each award will be set forth in award agreements, which can be amended by the board of directors or the Committee.

      Except as otherwise described below under "October 2005 Stock Awards Under the 2005 Omnibus Stock Award Plan," the number and type of awards that will be granted under the Omnibus Plan is not determinable at this time as the board of directors or Committee will make these determinations in its sole discretion.

Performance Awards

      Performance unit and performance share awards may be granted under the Omnibus Plan. Such awards will be earned only if corporate, business unit or individual performance objectives over performance cycles, established by or under the direction of the board of directors or the Committee, are met. The performance objectives may vary from participant to participant, group to group and period to period, and may be based on internal or external requirements, and will be based on satisfaction of performance objectives for one or more of the following: earnings per share, net income, return on equity, pro forma net income, return on designated assets, return on revenues, fair market value (i.e., market price) per share, book value per share, debt reduction or such other criteria approved by the board of directors or the Committee and the stockholders. Awards may be paid in the form of cash, common stock or any combination thereof, as determined by the board of directors or the Committee.

Restricted Stock

      Restricted shares of common stock may also be awarded. The restricted shares will vest and become transferable upon the satisfaction of conditions set forth in the respective restricted share award agreement. Restricted share awards may be forfeited if, for example, the recipient's employment terminates before the award vests.

Bonus Shares and Deferred Shares

      The board of directors or the Committee may grant shares of common stock to participants from time-to-time as a bonus. Such shares may be paid on a current basis or may be deferred and paid in the future. The board of directors or the Committee may impose such conditions or restrictions on any such deferred shares as it may deem advisable including time-vesting restrictions and deferred payment features.

Stock Options

      The Omnibus Plan will permit the grant of ISOs, which qualify for special tax treatment, to eligible employees, and nonqualified stock options to eligible employees and non-employee directors. The exercise price for any stock option will not be less than the fair market value of a share of common stock on the date of grant. No stock option may be exercised more than ten years after the date of grant.

Stock Appreciation Rights

      Stock Appreciation Rights ("SARs") may be granted either singly (freestanding SARs) or in combination with underlying stock options (tandem
SARs). SARs entitle the holder upon exercise to receive an amount in common stock equal in value to the excess of the fair market value of the shares covered by such right over the grant price. The grant price for SARs will not be less than the fair market value of the common stock on the SARs' date of grant. The payment upon a SAR exercise may be settled in whole shares of equivalent value, cash or a combination thereof. Fractional shares will be paid in cash.

Change of Control Provisions

      The Omnibus Plan provides that, if, within the one-year period beginning on the date of a Change of Control (as defined in the Omnibus Plan) an employee separates from service with us or a majority owned subsidiary other than due to us terminating the employee's employment for cause or the employee resigning for good reason (e.g., a material diminution in compensation or status or a required move of over 50 miles), then, all stock options and SARs will become fully vested and immediately exercisable, the restrictions applicable to outstanding restricted stock, deferred shares, and other stockbased awards will lapse, and, unless otherwise determined by the board of directors or the Committee, all deferred shares will be settled, and outstanding performance awards will be vested and paid out on a prorated basis, based on the maximum award opportunity of such awards and the number of months elapsed compared with the total number of months in the performance cycle. The board of directors or the Committee may also make certain adjustments and substitutions in connection with a Change of Control or similar transactions or events as described under "Shares Reserved for Awards."

Federal Income Tax Consequences

      Based on current provisions of the Code and the existing regulations thereunder, the anticipated U.S. federal income tax consequences of stock options and SARs granted under the Omnibus Plan are as described below. The following discussion is not intended to be a complete discussion of applicable law and is based on the U.S. federal income tax laws as in effect on the date hereof:

Non-Qualified Stock Options

      An employee receiving a non-qualified option does not recognize taxable income on the date of grant of the non-qualified option, provided that the non-qualified option does not have a readily ascertainable fair market value at the time it is granted. In general, the employee must recognize ordinary income at the time of exercise of the non-qualified option in the amount of the difference between the fair market value of the shares of common stock on the date of exercise and the option price. The ordinary income recognized will constitute compensation for which tax withholding generally will be required. The amount of ordinary income recognized by an employee will be deductible by us in the year that the employee recognizes the income if we comply with the applicable withholding requirement.

     Shares of common stock acquired upon the exercise of a non-qualified option will have a tax basis equal to their fair market value on the exercise date or other relevant date on which ordinary income is recognized, and the holding period for the common stock generally will begin on the date of exercise or such other relevant date. Upon subsequent disposition of the common stock, the employee will recognize long-term capital gain or loss if the employee has held the common stock for more than one year prior to disposition, or short-term capital gain or loss if the employee has held the common stock for one year or less.

      If an employee pays the exercise price, in whole or in part, with previously acquired common stock, the employee will recognize ordinary income in the amount by which the fair market value of the shares of common stock received exceeds the exercise price. The employee will not recognize gain or loss upon delivering the previously acquired common stock to us. Common stock received by an employee, equal in number to the previously acquired shares of common stock exchanged therefore, will have the same basis and holding period for long-term capital gain purposes as the previously acquired common stock. Common stock received by an employee in excess of the number of such previously acquired shares of common stock will have a basis equal to the fair market value of the additional shares of common stock as of the date ordinary income is recognized. The holding period for the additional common stock will commence as of the date of exercise or such other relevant date.

Incentive Stock Options

      Incentive Stock Options ("ISOs") will be granted under the Omnibus Plan if, and only if, the Omnibus Plan is approved by the stockholders. ISOs are defined by Section 422 of the Code.

      An employee who is granted an ISO does not recognize taxable income either on the date of grant or on the date of exercise. Upon the exercise of an ISO, the difference between the fair market value of the common stock received and the option price is, however, a tax preference item potentially subject to the alternative minimum tax.

      Upon disposition of shares of common stock acquired from the exercise of an ISO, long-term capital gain or loss is generally recognized in an amount equal to the difference between the amount realized on the sale or disposition and the exercise price. However, if the employee disposes of the common stock within two years of the date of grant or within one year of the date of the transfer of the shares of common stock to the employee (a "Disqualifying Disposition"), then the employee will recognize ordinary income, as opposed to capital gain, at the time of disposition. In general, the amount of ordinary income recognized will be equal to the lesser of (a) the amount of gain realized on the disposition, or (b) the difference between the fair market value of the common stock received on the date of exercise and the exercise price. Any remaining gain or loss is treated as a short-term or long-term capital gain or loss, depending on the period of time the common stock has been held. We are not entitled to a tax deduction upon either the exercise of an ISO or the disposition of common stock acquired pursuant to the exercise of an ISO, except to the extent that the employee recognizes ordinary income in a Disqualifying Disposition. For alternative minimum taxable income purposes, on the later sale or other disposition of the common stock, generally only the difference between the fair market value of the common stock on the exercise date and the amount realized on the sale or disposition is includable in alternative minimum taxable income.

      If an employee pays the exercise price, in whole or in part, with previously acquired common stock, the exchange should not affect the ISO tax treatment of the exercise. Upon the exchange, and except as otherwise described herein, no gain or loss is recognized by the employee upon delivering previously acquired shares of common stock to us as payment of the exercise price. The shares of common stock received by the employee, equal in number to the previously acquired common stock exchanged therefore, will have the same basis and holding period for long-term capital gain purposes as the previously acquired common stock. The employee, however, will not be able to utilize the prior holding period for the purpose of satisfying the ISO statutory holding period requirements. Common stock received by the employee in excess of the number of previously acquired common stock will have a basis of zero and a holding period which commences as of the date the common stock are transferred to the employee upon exercise of the ISO. If the exercise of any ISO is effected using common stock previously acquired through the exercise of an ISO, the exchange of the previously acquired common stock will be considered a disposition of the common stock for the purpose of determining whether a Disqualifying Disposition has occurred.

Stock Appreciation Rights

      To the extent that the requirements of the Code are met, there are no immediate tax consequences to an employee when a SAR is granted. When an employee exercises the right to the appreciation in fair market value of shares represented by a SAR, payments made in shares of common stock are normally includable in the employee's gross income for regular income tax purposes. We will be entitled to deduct the same amount as a business expense in the same year. The includable amount and corresponding deduction each equal the fair market value of the common stock payable on the date of exercise.

Restricted Stock

      The recognition of income from an award of restricted stock for federal income tax purposes depends on the restrictions imposed on the shares. Generally, taxation will be deferred until the first taxable year the common shares are no longer subject to substantial risk of forfeiture or the common shares are freely transferable. At the time


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


the restrictions lapse, the grantee will recognize ordinary income equal to the then fair market value of the shares. The grantee may, however, make an election to include the value of the shares in gross income in the year such restricted shares are granted despite such restrictions. Generally, we will be entitled to deduct the fair market value of the shares transferred to the grantee as a business expense in the year the grantee includes the compensation in income.

Deferred Shares

      Generally, the grantee will not recognize ordinary income until common shares become payable under the deferred share award, even if the award vests in an earlier year. We will generally be entitled to deduct the amount the grantee includes in income as a business expense in the year of payment.

Other Stock-Based Performance Awards

      Any cash payments or the fair market value of any common shares or other property the grantee receives in connection with other stock-based awards, incentive awards, or as unrestricted payments equivalent to dividends on unfunded awards or on restricted stock are includable in income in the year received or made available to the grantee without substantial limitations or restrictions. Generally, we will be entitled to deduct the amount the grantee includes in income as a business expense in the year of payment.

Deferred Compensation

      Any deferrals made under the Omnibus Plan, including awards granted under the plan that are considered to be deferred compensation, must satisfy the requirements of Section 409A of the Code to avoid adverse tax consequences to participating employees. These requirements include limitations on election timing, acceleration of payments, and distributions. We intend to structure any deferrals and awards under the Omnibus Plan to meet the applicable tax law requirements.

Other Tax Consequences

      State tax consequences may in some cases differ from those described above. Awards under the Omnibus Plan will in some instances be made to employees who are subject to tax in jurisdictions other than the United States and may result in tax consequences differing from those described above.

Other Information

      The Omnibus Plan is effective October 14, 2005, and will remain in effect, subject to the right of the Board to amend or terminate the Omnibus Plan (subject to certain limitations set forth in the Omnibus Plan), at any time until all shares subject to it shall have been purchased or acquired according to the Omnibus Plan's provisions. Any awards granted before the Omnibus Plan is terminated may extend beyond the expiration date.

      The board of directors may amend the Omnibus Plan at any time, provided that no such amendment will be made without stockholder approval if such approval is required under applicable law, regulation, or stock exchange rule, or if such amendment would: (i) decrease the grant or exercise price of any stock option, SAR or other stock-based award to less than fair market value on the date of grant (except as discussed above under "Shares Reserved for Awards"), (ii) increase the number of shares of common stock that may be distributed under the Omnibus Plan or adversely affect in any material way any award previously granted under the Omnibus Plan, without the written consent of the grantee of such award.

      The foregoing general description of material features of the Omnibus Plan is qualified in its entirety by reference to the provisions of the Omnibus Plan.

October 2005 Stock Awards Under the 2005 Omnibus Stock Award Plan

      On October 14, 2005 our board of directors approved grants of 176,000 bonus shares of common stock (on a post-reverse stock split basis) to certain of our officers, subject to certain conditions. Two of our executive officers received a portion of these grants. Our Chief Financial Officer, David Grose, will receive (i) 16,000 bonus shares on January 1, 2007, regardless of whether he is employed by us on such date, (ii) an additional 16,000 bonus shares on January 1, 2007, provided he is employed (and has at all times from the date of the agreement been employed) by us on June 1, 2006, and (iii) 16,000 bonus shares on June 1, 2007, provided he is employed (and has at all times from the date of the agreement been employed) by us on June 1, 2007. Richard Marlin, Executive Vice President of Engineering, will receive (i) 12,000 bonus shares on January 1, 2007, provided he is employed (and has at all times from the date of the agreement been employed) by us on April 4, 2006, (ii) 12,000 bonus shares on April 4, 2007, provided he is employed (and has at all times from the date of the agreement been employed) by us on April 4, 2007, and (iii) 12,000 bonus shares on April 4, 2008 provided he is employed (and has at all times from the date of the agreement been employed) by us on April 4, 2008.

                      AMENDMENTS TO THE COMPANY'S BYLAWS

      On October 13, 2005, our board of directors approved amended and restated bylaws for our company. The amendments to the bylaws are as follows:

Advance Notice Provision; Stockholder Nomination of Directors.

      An advance notice provision was added that requires stockholders to deliver prior written notice to us of any proposal that they intend to present at a stockholders' meeting:

          o no less than 50 days and no more than 75 days before the meeting date, or
          o if less than 65 days' notice or public disclosure of the meeting date is given to stockholders, no later than 15 days after the notice of meeting date is mailed or publicly announced, which ever occurs first.

      We also added to our bylaws a provision relating to stockholder nominations of directors that conforms to the notice provision already contained in our articles of incorporation. These notices must be accompanied by specific information of the sort needed by us for inclusion in any proxy materials prepared in accordance with the Exchange Act. No nominee or shareholder proposal will be considered at a meeting of the stockholders unless nominated or proposed in accordance with the procedures set forth in these provisions. Accordingly, these provisions may have the effect of precluding or delaying a contest for the election of directors or the consideration of stockholder proposals if the designated procedures are not followed. Such provisions may have the effect of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of such nominees or proposals might be harmful or beneficial to us or our stockholders.


      Director Nominations by Stockholders. A nominee for election to the Company's Board of Directors may be made at the Company's 2006 Annual Meeting of Stockholders by any stockholder of the Company entitled to vote for the election of directors at such meeting, provided notice is given by such stockholder in accordance with Article VIII of the Company's Amended Articles of Incorporation and Section 4 of Article II of the Company's Second Amended and Restated Bylaws. In particular, the stockholder must deliver notice to the Company's principal executive officers not less than 14 days nor more than 50 days prior to the meeting, except that if less than 21 days notice of the date of the meeting is given to the Company's stockholders, then notice by a stockholder must be received no later than the seventh day following date the on which such notice of the meeting was mailed to the Company's stockholders.


      The notice also must contain the following information: (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director, (i) the name, age, business address and, if known, residence address of the proposed nominee, (ii) the principal occupation or employment of the proposed nominee, and (iii) the number of shares of stock of the Company which are beneficially owned by the proposed nominee and (iv) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended; and
(b) as to the stockholder giving the notice (i) the name and record address of the stockholder and (ii) the number of shares of common stock of the Company which are beneficially owned by the stockholder.


      Stockholder Proposals. A stockholder proposal may be considered at the Company's 2006 Annual Meeting of Stockholders only if it meets the requirements set forth in Section 5 of Article II of the Company's Second Amended and Restated Bylaws. In particular, the stockholder must deliver notice of such proposal to the Company's principal executive offices not less than 50 days nor more than 75 days prior to the meeting; provided, however, that in the event that less than 65 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder must be so received no later than the close of business on the 15th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever first occurs.

      The notice also must contain the following information: (a) as to each matter the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, and (b) as to the stockholder giving the notice (i) the name and record address of the stockholder, (ii) the number of shares of common stock of the Company which are beneficially owned by the stockholder and (iii) any material interest of the stockholder in such business.


      If the Company holds its 2006 Annual Meeting of Stockholders on June 7, 2006, for example, notice of a stockholder nominee for election to the Company's Board of Directors must be received at the Company's corporate office by May 24, 2006. To be considered at the Company's 2006 Annual Meeting of Stockholders any stockholder proposal must be received at the Company's corporate office by April 18, 2006.

Who May Call a Special Meeting of Stockholders.

      The amended bylaws permit our Chairman of the board of directors as well as our President and the board of directors to call a special meeting of stockholders. The purpose of this provision is to avoid the time, expense and disruption resulting from holding special meetings of stockholders in addition to annual meetings, unless the special meetings are approved by us or the board of directors. However, this provision may have the effect of delaying a change in control of us or delaying the presentation to the stockholders of a stockholder proposal favored by certain stockholders. Previously, the Chairman of the Board was not able to call special meetings. We have also clarified that shareholders do not have the authority to call special meetings of the stockholders.

Stockholder Action Other Than at a Meeting Requires Unanimous Consent.

      The amended bylaws permit stockholders to take action without a meeting only upon the unanimous consent of all stockholders. Previously, the holders of a majority of our outstanding shares could take action by written consent. The purpose of this provision is to allow all stockholders to participate in any matters on which the stockholders are entitled to vote. However, this provision may have the effect of delaying a change in control of us or delaying the presentation to the stockholders of a stockholder proposal favored by certain stockholders.

Executive Officers

      The amended and restated bylaws also eliminated the requirement for co-Chief Executive Officers that was previously contained in our bylaws and combined the offices of President and Chief Operating Officer. These amendments were made in order to conform our bylaws to our existing management structure.

                            SHAREHOLDER RIGHTS PLAN

      Our board of directors has determined that we will adopt a stockholder rights plan. The purposes of the rights plan are to protect us and our stockholders from abusive acquisition tactics and inadequate or coercive takeover bids and to encourage potential acquirers to negotiate directly with our board of directors. The final terms and provisions of the rights plan have not been determined, but our board of directors is expected to do so in the near future. Our board of directors will implement the rights plan by declaring a dividend distribution of one right for each outstanding share of common stock to our stockholders.

      It is expected that each right would initially entitle the holder to purchase one one-thousandth of a share of a newly authorized series B junior participating preferred stock, subject to adjustment. Under certain circumstances, if a person or group acquires or commences a tender or exchange offer to acquire at least a specified percentage of our outstanding common stock, holders of the rights (other than the person or group exceeding the threshold) would be able to purchase our common stock or other securities or assets, or under certain circumstances shares of stock of the acquirer, at a discount to the then market price. Because the rights may substantially dilute the stock ownership of a person or group attempting to take us over without the approval of our board of directors, our stockholder rights plan could make it difficult for a third party to acquire us, or a significant portion of our outstanding stock.

Item 9.01.  Financial Statements and Exhibits

      The following material is furnished pursuant to Item 9.01 as an exhibit to this Current Report on Form 8-K.

      (c) Exhibits

      Exhibit Number           Description
      --------------           -----------

         3.1              Second Amended and Restated Bylaws of Quest Resource
                          Corporation

                                  SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                               QUEST RESOURCE CORPORATION



                               By:  /s/ Jerry D. Cash
                                    -------------------------------
                                    Jerry D. Cash
                                    Chief Executive Officer

      Date: October 18, 2005




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